SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2004

ALTRIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Virginia	1-8940	13-3260245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Park Avenue, New York, New York	10017-5592
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (917) 663-4000

(Former name or former address, if changed since last report)

Item 5. Other Events.

     On July 9, 2004, Philip Morris International Inc., a wholly-owned subsidiary of Altria Group, Inc. ("Altria"), along with certain of Philip Morris International Inc.'s subsidiaries (together "PMI"), entered into an agreement with the European Commission (acting on behalf of the European Community) and ten Member States of the European Union (Belgium, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Portugal, and Spain) that provides for broad cooperation with European law enforcement agencies on anti-contraband and anti-counterfeit efforts (the "Agreement"). The Agreement resolves all disputes between Altria and its subsidiaries, on the one hand, and the European Community and the Member States that sign the Agreement, on the other hand, relating to these issues.

      Under the terms of the Agreement, PMI will make funds available to the European Commission and the Member States, which may serve as a source of additional funding for anti-contraband and anti-counterfeit initiatives. PMI will make 13 payments over 12 years and has recorded a pre-tax charge of $250 million for the initial payment in its earnings for the second quarter of 2004. The Agreement calls for additional payments of $150 million on the first anniversary of the Agreement, $100 million on the second anniversary and $75 million each year thereafter for 10 years, each of which is to be adjusted based on certain variables, including PMI's market share in the European Union in the year preceding payment. Because future additional payments are subject to these variables, PMI will record charges for them as an expense in cost of sales when product is shipped.

     PMI will adhere to compliance and tracking protocols, approved by the European Commission, regarding the sale, distribution, storage, and shipment of Philip Morris cigarettes in and through the territory of the European Union and certain designated countries.

     Altria Group, Inc. has provided an assurance that if any of its other subsidiaries begin selling cigarettes the European Union or certain designated countries, it will ensure that those entities adhere to the terms of the Agreement.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

10.01*	–	Anti-Contraband and Anti-Counterfeit Agreement and General Release Dated July 9, 2004 and Appendixes.

*Filed herewith. Portions of this Exhibit have been omitted pursuant to a request for confidential treatment pending with the Securities and Exchange Commission.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.

Date:	July 9, 2004	By:	/s/ G. Penn Holsenbeck
			Name:	G. Penn Holsenbeck
			Title:	Vice President, Associate General Counsel
and Corporate Secretary

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

10.01*	Anti-Contraband and Anti-Counterfeit Agreement and General Release Dated July 9, 2004 and Appendixes.

*Filed herewith. Portions of this Exhibit have been omitted pursuant to a request for confidential treatment pending with the Securities and Exchange Commission.